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                                                                     Exhibit 8.1


              [SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP LETTERHEAD]





                                  June 22, 2001



Del Webb Corporation
6001 N. 24(th) Street
Phoenix, AZ 85016-2021


                  Re:  Registration Statement on Form S-4 (File No. 333-62518)


Ladies and Gentlemen:

                  We have acted as special counsel to Del Webb Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (File No. 333-62518) filed with the Securities and Exchange Commission (the "Commission") on June 7, 2001, as amended (the "Registration Statement"), with respect to the Plan and Agreement of Merger dated as of April 30, 2001 (the "Agreement"), among Pulte Homes, Inc., a Michigan corporation ("Pulte"), Pulte Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Pulte ("Sub"), and the Company. All capitalized terms used herein, unless otherwise specified herein, shall have the meanings ascribed to them in the Agreement.

                  In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, and (iii) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the

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Del Webb Corporation
June 22, 2001
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opinion set forth herein. We have assumed that the Merger will be consummated in accordance with the Agreement.

                  For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed that the Agreement and such other documents, certificates, and records are duly authorized, valid, and enforceable.

                  In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Pulte, Sub, and the Company, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief. In addition, our opinion is subject to the qualifications, conditions, and assumptions in the discussion set forth under the heading "United States Federal Income Tax Consequences of the Merger" in the Registration Statement.

                  Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. This opinion may not apply to Del Webb common stock received pursuant to the exercise of an employee stock option, or otherwise as compensation.

                  Based upon and subject to the foregoing, we are of the opinion that for United States federal income tax purposes:

                  1. The Merger will constitute a "reorganization" within the meaning of section 368(a) of the Code.

                  2. No gain or loss will be recognized by holders of Pulte common shares as a result of the Merger.

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Del Webb Corporation
June 22, 2001
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                  3. No gain or loss will be recognized by a holder of Del Webb common stock who exchanges all of his, her or its shares of Del Webb common stock solely for Pulte common shares pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest).

                  4. The aggregate tax basis of the Pulte common shares received by a holder of Del Webb common stock pursuant to the Merger will be equal to the aggregate tax basis of the Del Webb common stock surrendered in the Merger (other than tax basis allocable to a fractional share of Pulte common shares for which cash is received).

                  5. The holding period of the Pulte common shares received pursuant to the Merger will include the holding period of the Del Webb common stock surrendered in the Merger.

                  6. A holder of Del Webb common stock will be required to recognize gain or loss with respect to cash received in lieu of a fractional Pulte common share, measured by the difference between the amount of cash received and the portion of the tax basis of the holder's shares of Del Webb common stock allocable to the fractional share, which gain or loss will be capital gain or loss if the holder of the Del Webb common stock holds such stock as a capital asset within the meaning of section 1221 of the Code and will be long-term capital gain or loss if the shares of Del Webb common stock exchanged for the fractional share were held for more than one year at the Effective Time.

                  7. No gain or loss will be recognized by Del Webb, Pulte or Sub as a result of the Merger.

                  Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

                  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the headings "United States Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby

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Del Webb Corporation
June 22, 2001
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admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.



                                  Very truly yours,

                                  /s/ Skadden, Arps, Slate, Meagher & Flom LLP